As filed with the Securities and Exchange Commission on October 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

enVVeno Medical Corporation

(Exact name of registrant as specified in its charter)

Delaware	33-0936180
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

70 Doppler

Irvine, California 92618

(949) 261-2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Berman

Chief Executive Officer

enVVeno Medical Corporation

70 Doppler

Irvine, California 92618

(949) 261-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Barry I. Grossman, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105-0302

(212) 370-1300

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2023

Prospectus

14,708,942 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of up to 14,708,942 shares of common stock of enVVeno Medical Corporation (“we,” “us,” “our,” the “Company,” or “enVVeno”). The shares offered for resale by this prospectus consist of (i) 3,844,704 shares of common stock issued by the Company to certain institutional investors pursuant to a securities purchase agreement, dated October 6, 2023, in a private placement offering that closed on October 11, 2023 (the “Private Placement Offering”), (ii) 977,900 shares of common stock issuable upon exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued by the Company in the Private Placement Offering, (iii) 4,822,604 shares of common stock issuable upon exercise of the tranche A warrants (the “Tranche A Warrants”) issued by the Company in the Private Placement Offering, (iv) 4,822,604 shares of common stock issuable upon exercise of the tranche B warrants (the “Tranche B Warrants,” and together with the Pre-Funded Warrants, Tranche A Warrants and Tranche B Warrants, the “Investor Warrants”) issued by the Company in the Private Placement Offering, and (v) 241,130 shares of common stock issuable upon exercise of the warrants (the “Placement Agent Warrants”, and together with the Investors Warrant, the “Warrants”) issued by the Company to the placement agent as consideration in the Private Placement Offering.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions of such Warrants.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NVNO.” The last reported sale price of our common stock on the NASDAQ Capital Market on October 24, 2023 was $5.25 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares or exercise any of the Warrants. With regard only to the shares the selling stockholders sell for their own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6, including the risk factors in our most recent Annual Report on Form 10-K filed on March 2, 2023, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports. We urge you to carefully read this prospectus, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 26, 2023

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of enVVeno Medical Corporation and its subsidiaries, such as VenoValve® and enVVe®. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the contest otherwise requires, the terms “enVVeno,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer to enVVeno Medical Corporation and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain or may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 and notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

Overview

enVVeno Medical Corporation is a late clinical-stage medical device company focused on the advancement of innovative bioprosthetic (tissue-based) solutions to improve the standard of care for the treatment of venous disease. Chronic Venous Disease (CVD) is the world’s most prevalent chronic disease, impacting approximately 71% of the adult population of the U.S. Chronic Venous Insufficiency (CVI), is a large subset of CVD, which most often occurs when valves inside of the veins of the leg become damaged, resulting in the backwards flow of blood (reflux), blood pooling in the lower leg, increased pressure in the veins of the leg (venous hypertension) and in severe cases, venous ulcers that are difficult to heal. The Company is developing surgical and non-surgical replacement venous valves for patients suffering from severe CVI of the deep venous system of the leg.

The Company’s lead product is the VenoValve®, which is a first-in-class surgical replacement venous valve that is currently being evaluated in a U.S. pivotal study. The Company is also developing a second product called enVVe®, which is a first-in-class, non-surgical, transcatheter based replacement venous valve. The Company is currently conducting pre-clinical testing on enVVe. Both the VenoValve and enVVe are designed to act as one-way valves, to help assist in propelling blood up the veins of the leg, and back to the heart and lungs.

The VenoValve and enVVe are being developed first for approval by the U.S. Food and Drug Administration (FDA). We expect the VenoValve to be eligible for FDA approval first, followed two to three years later by enVVe. If approved, we expect the VenoValve and enVVe to co-exist, with the VenoValve as a surgical replacement venous valve option and enVVe as a non-surgical replacement venous valve option, although we cannot provide any assurance that either the VenoValve or enVVe will receive approval from the FDA (see the section entitled “Risk Factors” in our Annual Report on Form 10-K). There are currently no devices approved as surgical or non-surgical replacement venous valves, and there are currently no effective treatments for deep venous CVI caused by incompetent valves.

Our team of officers and directors has been affiliated with numerous medical devices that have received FDA approval or CE marking and that have been commercially successful. We develop and manufacture our products in a 14,507 sq. ft. leased manufacturing facility in Irvine, California, which has been ISO 13485-2016 certified for the design, development and manufacturing of tissue based implantable medical devices.

CVI Background

Chronic venous disease (“CVD”) is the world’s most prevalent chronic disease. CVD is generally classified using a standardized system known as CEAP (clinical, etiological, anatomical, and pathophysiological). The CEAP system consists of seven clinical classifications (C0 to C6) with C4, C5 and C6 being the most severe categories of CVD.

Chronic Venous Insufficiency (“CVI”) is a large subset of CVD and is generally used to describe patients with C4 to C6 CVD. CVI is a debilitating condition that affects the venous system of the leg causing pain, swelling, edema, skin changes, and ulcerations.

The human leg contains three vein systems: the deep vein system, the superficial vein system, and the perforator vein system which connects the deep system to the superficial system. The deep venous system is located below the muscle and facia in the center portion of the leg and is responsible for approximately 90% of the blood flow. In order for blood to return to the heart from the foot, ankle, and lower leg, the calf muscle serves as a pump and pushes the blood up the veins of the leg against gravity and through a series of one-way valves. Each valve is supposed to open as blood passes through, and then close as blood progresses up the veins of the leg to the next valve. CVI occurs when the one-way valves in the veins of the leg fail and become incompetent. When the valves fail, gravity causes the blood to flow backwards and in the wrong direction (reflux). As blood pools in the lower leg, pressure inside the veins increases (venous hypertension). Reflux, and the resulting venous hypertension, causes the leg to swell, resulting in debilitating pain, and in the most severe cases, venous ulcers.

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Severe CVI sufferers experience a significantly reduced quality of life. Daily activities such as preparing meals, housework, and personal hygiene (washing and bathing) become difficult due to reduced mobility. For many severe CVI sufferers, intense pain, which frequently occurs at night, prevents patients from getting adequate sleep. Severe CVI sufferers are known to miss approximately 40% more workdays than the average worker. A high percentage of venous ulcer patients also experience severe itching, leg swelling, and an odorous discharge. Wound dressing changes, which occur several times a week, can be extremely painful. Venous ulcers from deep venous CVI are very difficult to heal, and a significant percentage of venous ulcers remain unhealed for more than a year. Even if healed, recurrence rates for venous ulcers are known to be high (20% to 40%) within the first year and as high as 60% after five years. Patients with severe CVI often become housebound and experience social isolation due to difficulty with ambulation. As a result, studies have shown that patients with active venous ulcers experience higher rates of anxiety and depression, with reported rates of anxiety of up to 30% and depression up to 40%. Rates of depression caused by venous ulcers among the elderly are even higher, with 48% of elderly venous ulcer patients having severe depressive symptoms.

Prevalence is generally defined as the portion of the population that has a given condition. Estimates indicate that the prevalence of people in the U.S. with severe, deep venous CVI (C4 to C6 disease) with reflux to be approximately 20 million. Incidence is generally defined as the number of new cases of an ailment that develop in a given time period. We estimate that approximately 3.5 million new patients with severe deep venous CVI are diagnosed each year in the U.S. including patients that develop venous leg ulcers (C6 patients). The average patient seeking treatment of a venous ulcer spends as much as $30,000 a year on wound care, and the total direct medical costs from venous ulcer sufferers in the U.S. has been estimated to exceed $3 billion a year.

VenoValve

The VenoValve® is a porcine based replacement venous valve developed at enVVeno Medical to be surgically implanted in the deep venous system of the leg to treat severe CVI caused by valvular incompetence. By reducing reflux and lowering pressure (venous hypertension) within the deep venous system of the leg, the VenoValve has the potential to reduce or eliminate the symptoms of severe deep venous CVI, including the potential to heal recurring venous leg ulcers. The VenoValve is implanted into the femoral vein of the patient in an open surgical procedure via a 5-to-6-inch incision in the upper thigh. As our planned initial entrant to the replacement venous valve market, we estimate that approximately 2.5 million people with severe deep venous CVI in the U.S. would be candidates for the VenoValve.

VenoValve Clinical Status

After consultation with the FDA, and as a precursor to the U.S. pivotal trial, in 2020 we conducted a small first-in-human study for the VenoValve in Colombia which included eleven (11) patients. The purpose of the first-in-human study was to provide proof of concept, and to provide feedback to make any necessary product modifications or adjustments to our surgical implantation procedure for the VenoValve prior to conducting the VenoValve pivotal trial. Endpoints for the VenoValve first-in-human study included safety (device related adverse events), reflux time, measured by Duplex Ultrasound, rVCSS scoring, which is a measurement created by international vascular societies and is used by the clinician to measure disease progression and regression, a VAS score used by the patient to measure pain, and quality of life measurements.

Results from the one year first-in-human study were presented at the Charing Cross International Symposium in April of 2021. Among the eleven (11) patients in the study, reflux time improved an average of 54%, Venous Clinical Severity Scores (“VCSSs”) improved an average of 56%, and visual analog scale (VAS) scores, which are used by patients to measure pain, improved an average of 76%, all at one (1) year when compared to pre-surgery levels. VCSS scores are a validated measurement commonly used to objectively assess outcomes in the treatment of venous disease, and include ten characteristics including pain, inflammation, skin changes such as pigmentation and induration, the number of active ulcers, and ulcer duration. The improvement in VCSS scores is significant and indicates the VenoValve patients who had severe CVI pre-surgery, had mild CVI or the complete absence of disease at one-year post surgery.

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Related safety incidences during the one year first-in-human study for the VenoValve included one (1) fluid pocket (which was aspirated), intolerance from Coumadin anticoagulation therapy, three (3) minor wound infections (treated with antibiotics), and one occlusion due to patient non-compliance with anti-coagulation therapy.

At the end of the VenoValve first-in-human study, eight (8) study participants agreed to additional monitoring. In November of 2022, three-year follow-up data was presented for this cohort of patients at the 49th Annual VEITH Symposium in New York city.

On August 3, 2020, we announced that the FDA granted Breakthrough Device Designation status to the VenoValve. The FDA’s Breakthrough Devices Program was established to enable priority review for devices that provide more effective treatment or diagnosis of life threatening or irreversibly debilitating diseases or conditions. The goal of the FDA’s Breakthrough Devices Program is to provide patients and health care providers with timely access to medical devices by speeding up their development, assessment, and review, while preserving the FDA’s mission to protect and promote public health.

In March 2021, we submitted an IDE application with the FDA and in April 2021, we received notification from the FDA that our IDE application was approved. An investigational device exemption or IDE from the FDA is required before a medical device company can proceed with a pivotal trial for a Class III medical device. This approval allowed us to proceed with our U.S. pivotal study for the VenoValve which is called the SAVVE (Surgical Anti-reflux Venous Valve Endoprosthesis) clinical study. The SAVVE study is a prospective, non-blinded, single arm, multi-center study of seventy-five (75) CVI patients to be enrolled at up to 30 U.S. sites.

Efficacy endpoints for the SAVVE pivotal study include rVCSS scores, which will be used to provide evidence of clinical meaningful benefit, as well as reflux time measurements, VAS pain scores, quality of life measurements, ulcer healing (for CEAP class C6 patients), and intra-operative and one-year vein patency and valve functionality. Safety endpoints include device related events including mortality, pulmonary embolism, and ipsilateral deep vein thrombosis, and procedure related events including infection and bleeding.

The first patient in the SAVVE pivotal study was enrolled in October of 2021. Following enrollment of the first patient the SAVVE study was delayed due to COVID-19 restrictions. In November of 2022, we announced we had passed a preliminary safety review by the FDA for the first twenty (20) patients enrolled in the SAVVE trial. The FDA had requested that we submit preliminary safety data at thirty (30) days post VenoValve® implantation for the first twenty (20) patients enrolled in the study. The preliminary safety data included one (1) device related (mild) and two (2) procedure related (moderate) adverse events. After review by the FDA, the study was cleared to continue without modification or interruption.

On October 6, 2023, we announced we had achieved full enrollment (75 subjects) in the SAVVE trial, having enrolled eighteen (18) patients over the final two (2) months of the study. Full enrollment occurred approximately four (4) months earlier than expected due to increased demand for the VenoValve. The Company expects to release initial, topline safety data from the SAVVE study in Q4 of 2023, and initial, topline rVCSS efficacy data from the SAVVE study in Q2 of 2024. With the FDA indicating that one-year data for all 75 patients will be necessary prior to the filing of the application seeking pre-market (PMA) approval for the VenoValve, the Company will be eligible to file the PMA application seeking approval in Q4 of 2024.

enVVe

On September 21, 2022, we announced the development of a non-surgical transcatheter based replacement venous valve called enVVe®, for the treatment of CVI of the deep veins of the leg. Initial, preliminary bench testing and pre-clinical testing for enVVe have been successfully completed. On October 6, 2023, contemporaneously with the announcement of a twenty-eight million dollar ($28,000,000) capital raise, we announced plans to expedite the development of enVVe. The Company expects to begin a six (6) month GLP animal study for enVVe in the first quarter of 2024 and to be ready to file for IDE approval for the enVVe pivotal trial by the end of 2024.

enVVe is delivered into the femoral vein of the patient via a minimally invasive procedure requiring no general anesthesia and no overnight hospital stay. Due to the minimally invasive nature of the procedure, we expect to be able to reach patients with less severe CVI or who may otherwise not be good candidates for a surgical device, and estimate the U.S. market for enVVe to be approximately 3.5 million patients. .

Selling Stockholders

The shares offered for resale by this prospectus consist of (i) 3,844,704 shares of common stock issued in Private Placement Offering, (ii) 977,900 shares of common stock issuable upon exercise of the Pre-Funded Warrants issued in the Private Placement Offering, (iii) 4,822,604 shares of common stock issuable upon exercise of the Tranche A Warrants issued in the Private Placement Offering, (iv) 4,822,604 shares of common stock issuable upon exercise of the Tranche B Warrants issued in the Private Placement Offering, and (v) 241,130 shares of common stock issuable upon exercise of the Placement Agent Warrants issued by the Company to the placement agent as consideration in the Private Placement Offering.

Principal Offices

Our principal executive offices are located at 70 Doppler, Irvine, California, 92618, and our telephone number is (949) 261-2900. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders herein:	14,708,942 shares (inclusive of the shares issuable upon exercise of the Warrants)

Common stock outstanding: (1)	13,316,636 shares

Common stock outstanding after the offering:	24,180,874 shares (assuming the exercise of all of the Warrants)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of the Warrants will be exercised for cash or otherwise. See “Use of Proceeds.”

Listing of securities:	Our common stock is listed on the NASDAQ Capital Market under the symbol “NVNO.”

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock to be outstanding after this offering as reflected above is based on the actual total number of shares outstanding as of October 26, 2023 and does not include, as of that date:

	●	the shares issuable upon exercise of any of the Warrants;
	●	3,853,852 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $8.88 per share;
	●	400,000 shares of our common stock issuable upon the vesting of restricted stock units;
	●	4,506,121 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.96;
	●	1,759,035 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants with an exercise price of $0.0001; and
	●	any additional shares of our common stock reserved for future issuance under our equity incentive plan.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference herein, including, without limitation, those risk factors included in our most recent Annual Report on Form 10-K filed on March 2, 2023, along with any other risk factors included in any future filings we make with the SEC and in any prospectus supplement or free writing prospectus. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in our filings with the SEC and incorporated by reference herein and in any applicable prospectus supplement are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such Warrants will be exercised.

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DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts that may be considered in determining the offering price include, but are not limited to, our financial condition and prospects, our operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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SELLING STOCKHOLDERS

The following table sets forth certain information as of October 26, 2023 regarding the selling stockholders and the shares of common stock currently owned by them and offered by them in this prospectus. Except as indicated in the footnotes to the following table, the selling stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite their name.

Other than as described in the footnotes below, none of the selling stockholders or their affiliates has held a position as an officer or director of the Company, nor do the selling stockholders or any of their affiliates have any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time. Other than as described in the footnotes below, the selling stockholders do not have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (2)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (2)
Adar1 Partners LP (3)	645,882	645,882	0	-
Altium Growth Fund LP (4)	1,033,413	1,033,413	0	-
Armistice Capital, LLC (5)	2,066,826	2,066,826	0	-
Bigger Capital Fund LP (6)	258,351	258,351	0	-
Blackwell Partners LLC Series A (7)	1,165,617	1,165,617	0	-
Boothbay Absolute Return Strategies LP (8)	154,020	154,020	0	-
Boothbay Diversified Alpha Master Fund LP (9)	78,498	78,498	0	-
CVI Investments Inc. (10)	516,705	516,705	0	-
District 2 Capital Fund LP (11)	516,705	516,705	0	-
Dunlap Capital Partners LP (12)	904,236	904,236	0	-
Kingdon Healthcare Master Fund LP (13)	187,890	155,013	32,877	*
Kingsbrook Opportunities Master Fund LP (14)	284,187	284,187	0	-
Ladenburg Thalmann & Co. Inc. (15)	96,452	96,452	0	-
Lytton-Kambara Foundation (16)	775,059	775,059	0	-
L1 Capital Global Opportunities Master Fund (17)	516,705	516,705	0	-
M Kingdon Offshore Master Fund LP (18)	1,581,414	1,395,111	186,303	1.27%
Nantahala Capital Partners Limited Partnership (19)	334,935	334,935	0	-
NCP RFM LP (20)	307,917	307,917	0	-
Nicholas Stergis (21)	144,678	144,678	0	-
Perceptive Life Science Master Fund, Ltd. (22)	3,365,191	2,583,576	781,615	4.92%
Pinehurst Partners LP (23)	258,351	258,351	0	-
Velan Capital Master Fund LP (24)	516,705	516,705	0	-

* Less than 1%

1.	For each selling stockholder, includes shares of common stock known by us to be held by such selling stockholder as of the date of the prospectus plus any shares of common stock that are issuable upon exercise of Warrants that are being registered hereunder. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold (including any pre-funded warrants), that are not applicable to this registration statement.
2.	Assumes the sale of all shares offered pursuant to this prospectus. The “Percentage of Shares Owned After Offering Assuming All Shares are Sold” are based on 13,316,636 shares of our common stock outstanding and assumes for each Selling Stockholder that all shares registered for such Selling Stockholder herein are issued to the Selling Stockholders and sold and assuming the exercise of all warrants, held by the applicable Selling Stockholders. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this registration statement.
3.	The shares registered for resale herein include 215,294 shares of common stock, 215,294 shares of common stock issuable upon exercise of Tranche A Warrants and 215,294 shares of common stock issuable upon exercise of Tranche B Warrants. Daniel Schneeberger is the Managing Member of the General Partner of ADAR1 Partners, LP and thereby may be deemed to beneficially own the securities held by ADAR1 Partners, LP. The principal business address for ADAR1 Partners, LP is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738.
4.	The shares registered for resale herein include 344,471 shares of common stock, 344,471 shares of common stock issuable upon exercise of Tranche A Warrants and 344,471 shares of common stock issuable upon exercise of Tranche B Warrants. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities, except to the extent of any pecuniary interest therein. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.
5.	The shares registered for resale herein include 688,942 shares of common stock, 688,942 shares of common stock issuable upon exercise of Tranche A Warrants and 688,942 shares of common stock issuable upon exercise of Tranche B Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
6.	The shares registered for resale herein include 86,117 shares of common stock, 86,117 shares of common stock issuable upon exercise of Tranche A Warrants and 86,117 shares of common stock issuable upon exercise of Tranche B Warrants. Bigger Capital GP LLC is the general partner of Bigger Capital Fund, LP and has voting control and investment discretion over securities held by Bigger Capital Fund, LP. Michael Bigger is the Managing Member of Bigger Capital GP, LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Bigger Capital GP, LLC. Mr. Bigger disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.
7.	The shares registered for resale herein include 388,539 shares of common stock, 388,539 shares of common stock issuable upon exercise of Tranche A Warrants and 388,539 shares of common stock issuable upon exercise of Tranche B Warrants. Nantahala Capital Management, LLC, a Registered Investment Adviser, is a general partner, an investment manager, or a sub-advisor of Blackwell Partners LLC Series A and has the power and investment discretion over the securities held by Blackwell Partners LLC Series A and may be considered the beneficial owner of any securities deemed to be beneficially owned by Blackwell Partners LLC Series A. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Nantahala Capital Management, LLC. Mr. Harkey and Mr. Mack disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Blackwell Partners LLC Series A is 280 South Mangum Street, Suite 210, Durham, NC 27701.

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8.	The shares registered for resale herein include 51,340 shares of common stock, 51,340 shares of common stock issuable upon exercise of Tranche A Warrants and 51,340 shares of common stock issuable upon exercise of Tranche B Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay’’). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Boothbay Absolute Return Strategies, LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.
9.	The shares registered for resale herein include 26,166 shares of common stock, 26,166 shares of common stock issuable upon exercise of Tranche A Warrants and 26,166 shares of common stock issuable upon exercise of Tranche B Warrants. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), is managed by Boothbay. Boothbay, in its capacity as the Investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of BBDAMF is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.
10.	The shares registered for resale herein include 172,235 shares of common stock, 172,235 shares of common stock issuable upon exercise of Tranche A Warrants and 172,235 shares of common stock issuable upon exercise of Tranche B Warrants. Heights Capital Management, Inc. (“Heights Capital”), the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital, may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the resale pursuant to the prospectus contained in this registration statement.
11.	The shares registered for resale herein include 172,235 shares of common stock, 172,235 shares of common stock issuable upon exercise of Tranche A Warrants and 172,235 shares of common stock issuable upon exercise of Tranche B Warrants. District 2 GP LLC is the general partner of District 2 Capital Fund LP and has voting control and investment discretion over securities held by District 2 Capital Fund LP. Michael Bigger is the Managing Member of District 2 GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by District 2 GP LLC. Mr. Bigger disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of District 2 Capital Fund LP is 14 Wall Street, 2nd Floor, Huntington NY 11743.
12.	The shares registered for resale herein include 301,412 shares of common stock, 301,412 shares of common stock issuable upon exercise of Tranche A Warrants and 301,412 shares of common stock issuable upon exercise of Tranche B Warrants. Carter Dunlap is the control person of Dunlap Capital Partners LP (“Dunlap Capital”), and has voting control and investment discretion over securities held by Dunlap Capital and may be considered the beneficial owner of any securities deemed to be beneficially owned by Dunlap Capital. Mr. Dunlap disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Dunlap Capital is 155 Sansome Street, Number 810, San Francisco, CA 94104.
13.	The shares registered for resale herein include 40,000 shares of common stock, 11,671 shares of common stock issuable upon exercise of Pre-Funded Warrants, 51,671 shares of common stock issuable upon exercise of Tranche A Warrants and 51,671 shares of common stock issuable upon exercise of Tranche B Warrants. Mark Kingdon, as the managing member of Kingdon GP II, LLC, which is the general partner of Kingdon Healthcare Master Fund, LP, has voting or investment control over the securities held by Kingdon Healthcare Master Fund, LP. The address of Kingdon Healthcare Master Fund, LP is c/o Kingdon Capital Management, LLC, 152 W. 57th Street, 50th Floor, New York, NY 10019.
14.	The shares registered for resale herein include 94,729 shares of common stock, 94,729 shares of common stock issuable upon exercise of Tranche A Warrants and 94,729 shares of common stock issuable upon exercise of Tranche B Warrants. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Kingsbrook Partners LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.
15	The shares registered for resale herein consist of shares of common stock issuable upon exercise of Placement Agent Warrants issued in the Private Placement Offering. David Rosenberg is the control person of Ladenburg Thalmann & Co. Inc. (“Ladenburg”), and has voting control and investment discretion over securities held by Ladenburg and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ladenburg. Mr. Rosenburg disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Ladenburg is 640 5th Avenue, 4th floor, New York, NY 10019.
16.	The shares registered for resale herein include 258,353 shares of common stock, 258,353 shares of common stock issuable upon exercise of Tranche A Warrants and 258,353 shares of common stock issuable upon exercise of Tranche B Warrants. Laurance Lytton is the control person of Lytton-Kambara Foundation, and has voting control and investment discretion over securities held by Lytton-Kambara Foundation and may be considered the beneficial owner of any securities deemed to be beneficially owned by Lytton-Kambara Foundation. Mr. Lytton disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Lytton-Kambara Foundation is 467 Central Park West 17-A, New York, NY 10025.
17.	The shares registered for resale herein include 172,235 shares of common stock, 172,235 shares of common stock issuable upon exercise of Tranche A Warrants and 172,235 shares of common stock issuable upon exercise of Tranche B Warrants. David Feldman is the control person of L1 Capital Global Opportunities Master Fund (“L1 Capital”), and has sole voting control and investment discretion over the securities held by L1 Capital. Mr. Feldman disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of the L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.
18.	The shares registered for resale herein include 360,000 shares of common stock, 105,037 shares of common stock issuable upon exercise of Pre-Funded Warrants, 465,037 shares of common stock issuable upon exercise of Tranche A Warrants and 465,037 shares of common stock issuable upon exercise of Tranche B Warrants. Mark Kingdon, as the managing member of Kingdon GP, LLC, which is the general partner of M. Kingdon Offshore Master Fund, LP has voting or investment control over the securities held by M. Kingdon Offshore Master Fund, LP. The address of M. Kingdon Offshore Master Fund, LP is c/o Kingdon Capital Management, LLC, 152 W. 57th Street, 50th Floor, New York, NY 10019.
19.	The shares registered for resale herein include 111,645 shares of common stock, 111,645 shares of common stock issuable upon exercise of Tranche A Warrants and 111,645 shares of common stock issuable upon exercise of Tranche B Warrants. Nantahala Capital Management, LLC, a Registered Investment Adviser, is a general partner, an investment manager, or a sub-advisor of Nantahala Capital Partners Limited Partnership and has the power and investment discretion over the securities held by Nantahala Capital Partners Limited Partnership and may be considered the beneficial owner of any securities deemed to be beneficially owned by Nantahala Capital Partners Limited Partnership. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Nantahala Capital Management, LLC. Mr. Harkey and Mr. Mack disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Nantahala Capital Partners Limited Partnership is 130 Main St., 2nd Floor, New Canaan, CT 06840.
20.	The shares registered for resale herein include 102,639 shares of common stock, 102,639 shares of common stock issuable upon exercise of Tranche A Warrants and 102,639 shares of common stock issuable upon exercise of Tranche B Warrants. Nantahala Capital Management, LLC, a Registered Investment Adviser, is a general partner, an investment manager, or a sub-advisor of NCP RFM LP and has the power and investment discretion over the securities held by NCP RFM LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by NCP RFM LP. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Nantahala Capital Management, LLC. Mr. Harkey and Mr. Mack disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of NCP RFM LP is 130 Main St., 2nd Floor, New Canaan, CT 06840.
21	The shares registered for resale herein consist of shares of common stock issuable upon exercise of the Placement Agent Warrants issued in the Private Placement Offering.
22.	The shares registered for resale herein include 861,192 shares of common stock issuable upon exercise of Pre-Funded Warrants, 861,192 shares of common stock issuable upon exercise of Tranche A Warrants and 861,192 shares of common stock issuable upon exercise of Tranche B Warrants. Perceptive Advisors LLC (“Perceptive Advisors”) serves as the investment manager to Perceptive Life Science Master Fund, Ltd. (“Perceptive”) and may be deemed to beneficially own such securities. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to have voting and dispositive power over the securities held by Perceptive. The principal business address of Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003.
23.	The shares registered for resale herein include 86,117 shares of common stock, 86,117 shares of common stock issuable upon exercise of Tranche A Warrants and 86,117 shares of common stock issuable upon exercise of Tranche B Warrants. Nantahala Capital Management, LLC, a Registered Investment Adviser, is a general partner, an investment manager, or a sub-advisor of Pinehurst Partners LP and has the power and investment discretion over the securities held by Pinehurst Partners LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Pinehurst Partners LP. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Nantahala Capital Management, LLC. Mr. Harkey and Mr. Mack disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Pinehurst Partners LP is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
24.	The shares registered for resale herein include 172,235 shares of common stock, 172,235 shares of common stock issuable upon exercise of Tranche A Warrants and 172,235 shares of common stock issuable upon exercise of Tranche B Warrants. Velan Capital Holdings LLC (“Velan GP”), as the general partner of the Selling Stockholder, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Velan Capital Investment Management LP (“Velan Capital”), as the investment manager of the Selling Stockholder, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Balaji Venkataraman, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Adam Morgan, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of the date of this prospectus, our authorized capital stock consisted of 260,000,000 shares of common stock, $0.00001 par value per share, of which (a) 250,000,000 shares are common stock, $0.00001 par value per share and (b) 10,000,000 shares are preferred stock. As of October 26, 2023, there were 13,316,636 shares of our common stock outstanding and there were no shares of Preferred Stock issued and outstanding.

Common Stock

As of October 26, 2023, there were 13,316,636 shares of common stock issued and outstanding, held of record by approximately 90 stockholders. Subject to preferential rights with respect to any outstanding preferred stock, all outstanding shares of common stock are of the same class and have equal rights and attributes. Under the terms of certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a publicly traded corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;
●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

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Elimination of Stockholder Action by Written Consent

Our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting.

Removal of Directors

Our certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment Provisions

The amendment of any of the above provisions to our certificate of incorporation, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock. The amendment of any of the above provisions to our bylaws would require the affirmative vote of 66 2/3 % of the outstanding voting stock or our board of directors.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provides that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus were passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of enVVeno Medical Corporation and subsidiaries as of and for the years ended December 31, 2022 and 2021 have been incorporated by reference in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023;
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on April 28, 2023;
3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on July 31, 2023; and
4.	Our Current Report on Form 8-K filed with the SEC on October 12, 2023.
5.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on October 25, 2023

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting the Company at enVVeno Medical Corporation, at 70 Doppler, Irvine, California 92618, attention: Corporate Secretary. Our telephone number is (949) 261-2900. Information about us is also available at our website at https://envveno.com/. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

14,708,942 Shares of Common Stock

PROSPECTUS

October 26, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Company is paying all expenses of the offering. No portion of these expenses will be borne by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale. Following is an itemized statement of all expenses in connection with this registration statement. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fee	$11,593.35
Legal fees and expenses	$35,000
Accounting fees and expenses	$10,000
Total	$56,593.35

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article 10 of the bylaws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The bylaws further provide that, if and to the extent required by the DGCL, an advance payment of expenses to a director or officer of the Company that is entitled to indemnification will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

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Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Document
5.1	Legal Opinion of Ellenoff Grossman & Schole LLP*
23.1	Consent of Marcum LLP*
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in Part II of this Registration Statement)
107	Filing Fees Exhibit*

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 26th day of October, 2023.

ENVVENO MEDICAL CORPORATION

By:	/s/ Robert Berman
Robert Berman
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Robert Berman as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Berman	Chief Executive Officer and Director	October 26, 2023
Robert A. Berman	(Principal Executive Officer)

/s/ Craig Glynn	Chief Financial Officer and Treasurer	October 26, 2023
Craig Glynn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Francis Duhay	Director	October 26, 2023
Dr. Francis Duhay

/s/ Dr. Sanjay Shrivastava	Director	October 26, 2023
Dr. Sanjay Shrivastava

/s/ Matthew M. Jenusaitis	Director	October 26, 2023
Matthew M. Jenusaitis

/s/ Robert C. Gray	Director	October 26, 2023
Robert C. Gray

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